SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 1, 2006

AMERICAN COMMUNITY PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation)	1-14369 (Commission File Number)	52-2058165 (I.R.S. Employer Identification No.)

222 Smallwood Village Center
St. Charles, Maryland 20602
(Address of principal executive offices)(Zip Code)

(301) 843-8600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 1, 2006, New Forest Apartments, LLC (“New Forest”), a majority-owned subsidiary of American Community Properties Trust, the Registrant, secured a non-recourse mortgage of $23,000,000 with Wells Fargo Bank, N.A. The ten-year loan, amortized over 30 years, has a fixed interest rate of 6.075%, requires principal and interest payments through maturity and a balloon payment at the maturity date, November 1, 2016. The prior mortgage of $12,144,000 was repaid and the net proceeds from the refinancing will be used for overall apartment property improvements, the repayment of recourse debt, future development efforts and potential acquisitions.

The loan agreement includes customary events of default, including, but not limited to, the failure to pay any interest or principal when due, the failure to maintain the required insurance coverage, the failure to provide timely financial information, incorrect or misleading representations or warranties, insolvency or bankruptcy, and change of control. The amounts outstanding on the mortgage note under the loan agreement may be accelerated upon certain events of default.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COMMUNITY PROPERTIES TRUST
(Registrant)

Dated: November 3, 2006	By: /s/ Cynthia L. Hedrick
Cynthia L. Hedrick Executive Vice President and Chief Financial Officer